EX-99.23.j


                         CONSENT OF INDEPENDENT AUDITORS

     As independent registered public accountants, we hereby consent to the use of our report dated March 8, 2005 on our audit of the financial statements of Access Variable Insurance Trust and to all references to our firm included in or made a part of this Post-Effective Amendment No. 4 to Access Variable Insurance Trust's Registration Statement on Form N-1A (file No. 333-103393), including the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Accountants" in the Statement of Additional Information.


/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.
Westlake, Ohio

April 7, 2005


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